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                                                                    EXHIBIT 4.3

                                   EXHIBIT A

                        FORM OF EQUITY PURCHASE AGREEMENT

THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND REGISTRATION IS THEREFORE NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS. ANY TRANSFEREE OF THIS EQUITY PURCHASE AGREEMENT SHOULD CAREFULLY REVIEW THE TERMS OF THIS EQUITY PURCHASE AGREEMENT, INCLUDING SECTION 2(E)(VI) HEREOF. THE AVAILABLE AMOUNT UNDER THIS EQUITY PURCHASE AGREEMENT MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 2(E)(VI) OF THIS EQUITY PURCHASE AGREEMENT.

                            EQUITY PURCHASE AGREEMENT

ADAM.COM, INC.                                  EQUITY PURCHASE AGREEMENT NO. __
[ISSUANCE DATE]                                      AVAILABLE AMOUNT $6,000,000

         ADAM.COM, INC., a Georgia corporation (the "COMPANY"), hereby grants to FUSION CAPITAL FUND II, LLC or its permitted assigns ("HOLDER") purchase rights with respect to the aggregate Available Amount (as defined below) of Six Million Dollars ($6,000,000) in accordance with the terms hereof.

         1. PAYMENTS. The Holder agrees to make payments to the Company as described in Section 2(b) hereof. All payments made under this Equity Purchase Agreement shall be made in lawful money of the United States of America by check or wire transfer of immediately available funds to such account as the Company may from time to time designate by written notice in accordance with the provisions of this Equity Purchase Agreement. Whenever any amount expressed to be due by the terms of this Equity Purchase Agreement is due on any day which is not a Trading Day (as defined below), the same shall instead be due on the next succeeding day which is a Trading Day. For purposes of this Equity Purchase Agreement, "TRADING DAY" shall mean any day on which the Principal Market (as defined below) is open for customary trading. Capitalized terms used herein, and not otherwise defined herein, shall have the meaning ascribed thereto in the Master Facility Agreement, dated ________, 2000, pursuant to which this Equity Purchase Agreement was originally entered into (as amended, restated, supplemented or otherwise modified from time to time, the "MASTER FACILITY AGREEMENT"). This Equity Purchase Agreement is entered into by the Company and the Holder on the date hereof (the "ISSUANCE DATE") pursuant to the Master Facility Agreement.


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         2. PURCHASE OF AVAILABLE AMOUNT. The Holder shall purchase shares of the Company's common stock, par value $___ per share (the "COMMON STOCK"), on the terms and conditions set forth in this Section up to the Available Amount.

                           (a) CERTAIN DEFINED TERMS. For purposes of this
                  Equity Purchase Agreement, the following terms shall have the following meanings:

                           (i) "AVAILABLE AMOUNT" means initially $6,000,000 in
                  the aggregate which amount shall be reduced by the Purchase Amount as the Holder purchases shares of Common Stock pursuant to Section 2 hereof.

                           (ii) "CLOSING BID PRICE" means, for any security as
                  of any date, the last closing bid price for such security on the Principal Market as reported by Bloomberg Financial Markets ("BLOOMBERG"), or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg.

                           (iii) "CLOSING SALE PRICE" means, for any security as
                  of any date, the last closing trade price for such security on the Principal Market as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg.

                           (iv) "FIXED PURCHASE PRICE" means $16.50
                  appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction.

                           (v) "MANDATORY PURCHASE RIGHTS" means the mandatory
                  purchase rights of the Company pursuant to Section 2(d)(iii).

                           (vi) "MATURITY DATE" means _____________, [INSERT
                  DATE THAT IS SIX MONTHS FROM THE CLOSING DATE]WHICH SUCH DATE MAY BE EXTENDED BY UP TO AN ADDITIONAL SIX MONTHS BY THE COMPANY, IN ITS SOLE DISCRETION, BY WRITTEN NOTICE TO THE HOLDER.

                           (vii) "MONTHLY BASE AMOUNT" means One Million Dollars
                  ($1,000,000) per Monthly Period.

                           (viii) "MONTHLY PURCHASE AMOUNT" means a portion of
                  the Available Amount equal to the Monthly Base Amount for such Monthly Period plus the Monthly Base Amount for any prior Monthly Periods which has not been previously used to purchase Common Stock pursuant to Section 2 hereof; PROVIDED, HOWEVER,

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                  that to the extent that the Company exercises its Mandatory
                  Purchase Rights, the Monthly Purchase Amount for any remaining Monthly Periods shall be reduced by any amount subject to the Mandatory Purchase Rights in reverse chronological order (I.E., the Monthly Purchase Amount for the last remaining Monthly Period shall be reduced first); PROVIDED FURTHER, on or after the _____________, [INSERT DATE THAT IS SIX MONTHS FROM THE CLOSING DATE], the Monthly Purchase Amount shall thereafter be the entire remaining Available Amount.

                           (ix) "MONTHLY PERIOD" means each of the following
periods of time:

                          Issuance Date to __________;
                           ___________ to __________;
                           ___________ to __________;
                           ___________ to __________;
                           ___________ to __________;

                         and ___________ to __________;

                  [SIX PERIODS EACH HAVING APPROXIMATELY 30 CALENDAR DAYS. SPECIFIC DATES TO BE ENTERED AT CLOSING.]

                           (x) "PERSON" means an individual or entity including
                  any a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                           (xi) "PRINCIPAL MARKET" means The Nasdaq National
                  Market.

                           (xii) "PURCHASE AMOUNT" means the portion of the
                  Available Amount submitted in a Purchase Notice to be used to purchase Common Stock pursuant to Section 2 hereof.

                           (xiii) "PURCHASE DATE" means the actual date that the
                  Holder submits a Purchase Notice to the Company to purchase Common Stock hereunder so long as the Holder shall transmit by facsimile (or otherwise deliver) to the Company on or prior to 11:59 p.m., Central Time on such date.

                           (xiv) "PURCHASE PRICE" means, as of any Purchase Date
                  or other date of determination, the lower of the (A) Fixed Purchase Price and the (B) Variable Purchase Price, each in effect as of such date.

                           (xv) "SALE PRICE" means, for any security as of any
                  date, the trade price for such security on the Principal Market as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg.

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                           (xvi) "VARIABLE PURCHASE PRICE" means, as of any
                  Purchase Date or other date of determination, the lower of:
                  (A) the lowest Sale Price of the Common Stock on the Purchase Date or such other date of determination and (B) the arithmetic average of any two (2) Closing Bid Prices for the Common Stock, selected by the Holder, during the ten (10) consecutive Trading Days ending on the Trading Day immediately preceding such Purchase Date or other date of determination (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction occurring during such ten (10) Trading
                  Days).

                  (b) HOLDER'S PURCHASE RIGHTS AND OBLIGATIONS. Subject to the provisions of Sections 2(d) and 7 below, during each Monthly Period, the Holder shall have the right to purchase shares of Common Stock up to the Monthly Purchase Amount for such Monthly Period in accordance with Section 2(e), at the Purchase Rate (as defined below). Subject to the provisions of Sections 2(d) and 7 below, at any time on or after the Maturity Date, the Holder shall have the right to purchase shares of Common Stock up to the entire remaining Available Amount in accordance with Section 2(e), at the Purchase Rate. Within three (3) Trading Days of receipt of Purchase Shares, the Holder shall pay to the Company an amount equal to the Purchase Amount with respect to such Purchase Shares as full payment for the Purchase Shares so received. The Company shall not issue any fraction of a share of Common Stock upon any purchase. All shares of Common Stock (including fractions thereof) issuable upon a purchase under this Equity Purchase Agreement shall be aggregated for purposes of determining whether the purchase would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

                  (c) PURCHASE RATE. The number of shares of Common Stock issuable upon purchase of a Purchase Amount of this Equity Purchase Agreement pursuant to Section 2(b) shall be determined according to the following formula (the "PURCHASE RATE"):

                                 PURCHASE AMOUNT

                                 Purchase Price

                  (d)      LIMITATIONS ON PURCHASE.

                           (i) LIMITATION ON BENEFICIAL OWNERSHIP. The Company
                  shall not effect any purchase under this Equity Purchase Agreement and the Holder shall not have the right to purchase shares of Common Stock under this Equity Purchase Agreement pursuant to Section 2(b) to the extent that after giving effect to such purchase such Person (together with such Person's affiliates) would beneficially own in excess of 4.99% of the outstanding shares of the Common Stock following such purchase. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Person and its affiliates or acquired by a Person and its affiliates, as the case may be, shall include the number of shares of Common Stock issuable upon a purchase under this Equity Purchase Agreement with respect to

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                  which the determination is being made, but shall exclude
                  the number of shares of Common Stock which would be issuable upon (i) a purchase of the remaining Available Amount which has not been submitted for purchase, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Person and its affiliates. For purposes of this Section, in determining the number of outstanding shares of Common Stock the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-Q or Form 10-K, as the case may be, (2) a more recent public announcement by the Company or (3) any other written communication by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the reasonable written or oral request of the Holder, the Company shall promptly confirm orally and in writing to the Holder the number of shares Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any purchases under this Equity Purchase Agreement by the Holder since the date as of which such number of outstanding shares of Common Stock was reported. Except as otherwise set forth herein, for purposes of this Section 2(d)(i), beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

                           (ii) COMPANY'S RIGHT TO BLOCK PURCHASES. The right of
                  the Holder to purchase shares of Common Stock under this Equity Purchase Agreement pursuant to this Section 2 shall be limited as set forth below. If on any Trading Day the Closing Sale Price of the Common Stock is below the Fixed Purchase Price, the Company shall have three (3) Trading Days to give written notice (a "PURCHASE SUSPENSION NOTICE") to the Holder suspending any and all purchases. The Purchase Suspension Notice shall be effective only for purchases which have a Purchase Date later than three (3) Trading Days after receipt of the Purchase Suspension Notice by the Holder. Any purchases submitted by the Holder which have a Purchase Date not later than three (3) Trading Days after receipt by the Holder of the Company's Purchase Suspension Notice must be honored by the Company as otherwise provided herein. Such purchase suspension shall continue in effect until the earlier of: (A) revocation in writing by the Company, at its sole discretion; or (B) such time as the Sale Price of the Common Stock is above the Fixed Purchase Price.

                           (iii) COMPANY'S MANDATORY PURCHASE RIGHTS. If (A) the
                  Closing Sale Price of the Common Stock on each of the five (5) Trading Days immediately prior to the first Trading Day of any Monthly Period is at least twenty-five percent (25%) of the Fixed Purchase Price and (B) no Event of Default has occurred, then the Company shall have the right, by delivering written notice (a "MANDATORY PURCHASE NOTICE") to the Holder that, so long as no Event of Default has occurred and so long as the Sale Price of the Common Stock remains at least twenty-five percent (25%) of the Fixed Purchase Price, on or prior to the first Trading Day of such Monthly Period,

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                  to require that the Holder purchase at the Purchase Rate
                  such Available Amount as specified by the Company in the Mandatory Purchase Notice during the next two Monthly Periods on such Trading Days during such Monthly Periods as the Holder shall determine. The Company acknowledges and agrees that the Company's mandatory purchase rights represent an agreement by the Holder to extend financial accommodations to the Company. Accordingly, it shall be a condition to the exercise of the Company's mandatory purchase rights that no Event of Default shall have occurred, and the Company's delivery of a Mandatory Purchase Notice shall be deemed a representation to the Holder that no Event of Default has occurred. The Company may revoke a Mandatory Purchase Notice, in whole or in part, by delivering written notice thereof to the Holder (a "REVOCATION OF MANDATORY PURCHASE NOTICE"). A Revocation of Mandatory Purchase Notice shall be effective only as to purchases which are in excess of the Monthly Purchase Amount and which have a Purchase Date later than three (3) Trading Days after receipt by the Holder of the Revocation of Mandatory Purchase Notice. Any purchases submitted by the Holder which have a Purchase Date not later than three
                  (3) Trading Days after receipt by the Holder of the Revocation of Mandatory Purchase Notice must be honored by the Company as otherwise provided herein.

                  (e) MECHANICS OF PURCHASING. The purchase of shares of Common Stock under this Equity Purchase Agreement shall be conducted in the following manner:

                           (i) HOLDER'S DELIVERY REQUIREMENTS. To purchase
                  shares of Common Stock under this Equity Purchase Agreement on any date, the Holder hereof shall transmit by facsimile (or otherwise deliver) on or prior to 11:59 p.m., Central Time on such date, a copy of a fully executed notice of purchase in the form attached hereto as Exhibit I (the "PURCHASE NOTICE") to the Company.

                           (ii) COMPANY'S RESPONSE. Upon receipt by the Company
                  of a copy of a Purchase Notice, the Company shall as soon as practicable, but in no event later than one (1) Trading Day after receipt of such Purchase Notice, send via facsimile (or otherwise deliver), a confirmation of receipt of such Purchase Notice in the form attached hereto as Exhibit II (a "COMPANY CONFIRMATION OF PURCHASE NOTICE") to (1) the Holder and (2) along with a copy of the Purchase Notice, the Company's designated transfer agent (the "TRANSFER AGENT"), which confirmation shall constitute an irrevocable instruction to the Transfer Agent to process such Purchase Notice in accordance with the terms herein. Upon receipt by the Transfer Agent of a copy of the executed Purchase Notice and a copy of the applicable Company Confirmation of Purchase Notice, the Transfer Agent shall, on the first (1st) Trading Day following the date of receipt of the Company Confirmation of Purchase Notice, (A) use its best efforts to issue and surrender to a common carrier for overnight delivery to the address as specified in the Purchase Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled or (B) provided the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities

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                  Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system.

                           (iii) DISPUTE RESOLUTION. In the case of a dispute as
                  to the determination of the Purchase Price or the arithmetic calculation of the Purchase Rate, the Company shall instruct the Transfer Agent to issue to the Holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Trading Day of receipt of the Holder's Purchase Notice. If the Holder and the Company are unable to agree upon the determination of the Purchase Price or arithmetic calculation of the Purchase Rate within one (1) Trading Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall within one (1) Trading Day submit via facsimile
                  (A) the disputed determination of the Purchase Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (B) the disputed arithmetic calculation of the Purchase Rate to the Company's independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than the fifth (5th) day after the date it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

                           (iv) RECORD HOLDER. The person or persons entitled to
                  receive the shares of Common Stock issuable upon a purchase of this Equity Purchase Agreement shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Purchase Date.

                           (v) COMPANY'S FAILURE TO TIMELY DELIVER SHARES. If
                  within five (5) Trading Days after the Company's receipt of a copy of the Purchase Notice (subject to extension in accordance with Section 2(e)(iii) for a good faith dispute made in accordance with the terms of Section 2(e)(iii)) (the "SHARE DELIVERY PERIOD") the Transfer Agent shall fail to issue a certificate to the Holder or credit the Holder's balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder's purchase of the Available Amount (a "PURCHASE FAILURE"), in addition to all other available remedies which such Holder may pursue hereunder and under the Master Facility Agreement (including indemnification obligations of the Company therein), the Company shall pay additional damages to the Holder on each day after such fifth (5th) Trading Day such purchase is not timely effected in an amount equal to 1.0% of the product of (I) the number of shares of Common Stock not issued to the Holder on a timely basis pursuant to Section 2(e)(ii) and to which such Holder is entitled and (II) the Closing Sale Price of the Common Stock on the last possible date which the Company could have issued such Common Stock to the Holder without violating Section 2(e)(ii).

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                           (vi) BOOK-ENTRY. Notwithstanding anything to the
                  contrary set forth herein, upon purchase of any portion of the Available Amount in accordance with the terms hereof, the Holder shall not be required to physically surrender this Equity Purchase Agreement to the Company. The Holder and the Company shall each maintain records showing the remaining Available Amount and the dates and Purchase Amounts for each purchase or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Equity Purchase Agreement upon each purchase. The Holder and any assignee, by acceptance of this Equity Purchase Agreement, acknowledge and agree that, by reason of the provisions of this paragraph, following purchase of any portion of the Available Amount, the remaining Available Amount under this Equity Purchase Agreement shall be less than the aggregate Available Amount set forth on the face hereof.

                  (f) TAXES. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon the purchase of this Equity Purchase Agreement.

         3. COMPANY'S TERMINATION RIGHTS. Subject to the terms and conditions of this Section, at any time after the Issuance Date, and so long as the Company has provided appropriate notice as described below, if during any ten (10) consecutive Trading Days the Closing Sale Price of the Common Stock is below the Fixed Purchase Price for each of such ten (10) Trading Days, the Company shall have three (3) Trading Days to give written notice (a "COMPANY TERMINATION NOTICE") to the Holder electing to terminate this Agreement without any liability or payment to the Holder (a "COMPANY TERMINATION"). Any purchases submitted by the Holder which have a Purchase Date which is not later than three
(3) Trading Days after receipt by the Holder of the Company Termination Notice, must be honored by the Company as otherwise provided herein. No such termination of this Agreement shall effect the Company's or the Holder's obligations under this Agreement with respect to pending purchases and the Company and the Holder shall complete their respective obligations with respect to any pending purchases under this Agreement.

         4.       DEFAULTS AND REMEDIES.

                  (a) EVENTS OF DEFAULT. An "EVENT OF DEFAULT" shall be deemed to have occurred at such time as any of the following events:

                           (i) while any Registration Statement is required to
                  be maintained effective pursuant to the terms of the Registration Rights Agreement entered into by the Company and the Holder as of the Issuance Date (the "REGISTRATION RIGHTS AGREEMENT"), the effectiveness of such Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Holder for resale of all of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10)

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                  consecutive Trading Days or for more than an aggregate of
                  thirty (30) Trading Days in any 365-day period;

                           (ii) the suspension from trading or failure of the
                  Common Stock to be listed on the Principal Market for a period of ten (10) consecutive Trading Days or for more than an aggregate of thirty (30) Trading Days in any 365-day period;

                           (iii) the failure of the Company or the Common Stock
                  to fully meet the requirements for continued listing on the Principal Market for a period of ten (10) consecutive Trading Days or for more than an aggregate of thirty (30) Trading Days in any 365-day period;

                           (iv) the Company's or the Transfer Agent's notice to
                  the Holder, including by way of public announcement, at any time, of its intention not to comply with a proper request for purchase of the Available Amount under this Equity Purchase Agreement into shares of Common Stock that is tendered in accordance with the provisions of this Equity Purchase Agreement, the failure of the Company to deliver a Company Confirmation of Purchase Notice to the Holder and to the Transfer Agent in accordance with the provisions of this Equity Purchase Agreement within two (2) Trading Days after the receipt by the Company of a Purchase Notice (subject to extension in accordance with Section 2(e)(iii) for a good faith dispute made in accordance with the terms of Section 2(e)(iii)); or the failure of the Transfer Agent to comply with a Company Confirmation of Purchase Notice tendered in accordance with the provisions of this Equity Purchase Agreement within five (5) Trading Days after the receipt by the Company of the Purchase Notice;

                           (v) if at any time after the Issuance Date, the
                  Exchange Cap (as defined in Section 7) is reached;

                           (vi) the Company breaches any representation,
                  warranty, covenant or other term or condition of the Master Facility Agreement, the Registration Rights Agreement, this Equity Purchase Agreement or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby and hereby if such breach could have a Material Adverse Effect (as defined in the Master Facility Agreement) and except, in the case of a breach of a covenant which is reasonably curable, only if such breach continues for a period of at least ten (10) Trading Days;

                           (vii) any payment default under or acceleration prior
                  to maturity of any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or for money borrowed the repayment of which is guaranteed by the Company, whether such indebtedness or guarantee now exists or shall be created hereafter which is in excess of $1,000,000;

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                           (viii) if any Person commences a proceeding against
                  the Company pursuant to or within the meaning of any Bankruptcy Law (as defined below);

                           (ix) if the Company pursuant to or within the meaning
                  of any Bankruptcy Law; (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors, (E) becomes insolvent, or (F) is generally unable to pay its debts as the same become due; or

                           (x) a court of competent jurisdiction enters an order
                  or decree under any Bankruptcy Law that; (A) is for relief against the Company in an involuntary case, (B) appoints a Custodian of the Company or for all or substantially all of its property, or (C) orders the liquidation of the Company or any subsidiary.

                  The term "BANKRUPTCY LAW" means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors. The term "CUSTODIAN" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         (b) REMEDIES. If an Event of Default occurs from events described in clauses (i) through and (ix) of Section 4(a), the Holder may terminate this Agreement without any liability or payment to the Company. In the case of an Event of Default arising from events described in clause (x) of Section 4(a), this Equity Purchase Agreement shall automatically terminate with out any liability or payment to any party without further action or notice. However, notwithstanding the forgoing, in case of any such termination, no such termination of this Agreement shall effect the Company's or the Holder's obligations under this Agreement with respect to pending purchases and the Company and the Holder shall complete their respective obligations with respect to any pending purchases under this Agreement.

         5. HOLDER'S RIGHT TO TERMINATE AGREEMENT. If by the Maturity Date, for any reason or for no reason the full Available Amount under this Agreement has not been used to purchase shares of Common Stock as provided for in Section 2 of this Agreement, the Holder shall have the right to terminate this Agreement without any liability or payment to the Company. No such termination of this Agreement shall effect the Company's or the Holder's obligations under this Agreement with respect to pending purchases and the Company and the Holder shall complete their respective obligations with respect to any pending purchases under this Agreement.

         6. RESERVATION OF SHARES. The Company shall, so long as any Available Amount of the Equity Purchase Agreement is outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the purchase of the Equity Purchase Agreement, such number of shares of Common Stock as shall from time to time be sufficient to effect the purchase of the entire remaining Available Amount of the Equity Purchase Agreement without regard to any restrictions or limitations on purchases.

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         7. EXCHANGE CAP; LIMITATION ON NUMBER OF PURCHASE SHARES. The "Exchange
Cap" shall be deemed to be reached at such time if, upon any Purchase Notice submitted under this Equity Purchase Agreement, the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue under this Equity Purchase Agreement without breaching the Company's obligations under the rules or regulations of the Principal Market, in which case, the Company shall not be obligated to issue any such shares of Common Stock.

         8. CHANGES TO THE TERMS OF THIS EQUITY PURCHASE AGREEMENT. This Equity Purchase Agreement and any provision hereof may only be amended by an instrument in writing signed by the Company and the Holder. The term "Equity Purchase Agreement" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

         9. ENFORCEMENT AND OTHER COSTS. If: (i) this Equity Purchase Agreement is placed in the hands of an attorney for enforcement or is enforced through any legal proceeding; or (ii) an attorney is retained to represent the Holder in any bankruptcy, reorganization, receivership or other proceedings affecting creditors' rights and involving a claim under this Equity Purchase Agreement; or
(iii) an attorney is retained to represent the Holder in any other proceedings whatsoever in connection with this Equity Purchase Agreement, then the Company shall pay to the Holder all reasonable cost and expenses including attorneys' fees incurred in connection therewith, in addition to all other amounts due hereunder.

         10. GOVERNING LAW; JURISDICTION; JURY TRIAL. The corporate laws of the State of Georgia shall govern all issues concerning the relative rights of the Company and its shareholders. All other questions concerning the construction, validity, enforcement and interpretation of this Equity Purchase Agreement and the other Transaction Documents shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Chicago, for the adjudication of any dispute hereunder or under the other Transaction Documents or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS EQUITY PURCHASE AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

         11. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Equity Purchase Agreement shall be cumulative and in addition to all other remedies available under this Equity Purchase Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Equity Purchase Agreement. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

         12. CONSTRUCTION. This Equity Purchase Agreement shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof.

         13. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of this Equity Purchase Agreement in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

         14. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Buyer, including by merger or consolidation. The Buyer may not assign its rights under this Agreement without the consent of the Company, other than to an affiliate of the Buyer controlled by Steven G. Martin or Joshua B. Scheinfeld.

         15. NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Trading Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

         If to the Company:

                  adam.com, Inc
                  1600 RiverEdge Parkway, Suite 800
                  Atlanta, Georgia  30328
                  Telephone: 770-980-0888
                  Facsimile:  770-989-4970
                  Attention:  Robert S. Cramer Jr.

                  With a copy to:

                  King & Spalding
                  191 Peachtree Street
                  Atlanta, Georgia   30303
                  Telephone:         404-572-4600
                  Facsimile:         404-572-5100
                  Attention:         Stacey K. Geer

         If to the Holder:

                  Fusion Capital Fund II, LLC
                  222 Merchandise Mart Plaza, Suite 9-112
                  Chicago, Illinois 60654
                  Telephone:        312-644-6644
                  Facsimile:        312-644-6244
                  Attention:        Steven G. Martin

                  with a copy to:

                  Ungaretti & Harris
                  3500 Three First National Plaza
                  Chicago, Illinois  60602
                  Telephone:        312-977-4400
                  Facsimile:        312-977-4405
                  Attention:        James T. Easterling

         If to the Company's Transfer Agent:

                  American Stock Transfer
                  6201 15th Avenue, Third Floor
                  Brooklyn, NY  11219
                  Telephone:        718-921-8261
                  Facsimile:        718-765-8701
                  Attention:        Donna Ansbro

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Trading Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

                                     * * * *

         IN WITNESS WHEREOF, the Holder and the Company have caused this Equity Purchase Agreement to be duly executed as of the date first written above.

                                  THE COMPANY:

                                  ADAM.COM, INC.

                                  By:_______________________________________

                                  Name:

                                  Its:

                                             HOLDER:

                                             FUSION CAPITAL FUND II, LLC
                                             BY: FUSION CAPITAL PARTNERS II, LLC
                                             BY: SGM HOLDINGS CORP.

                                                    By:_______________________

                                                    Name: Steven G. Martin

                                                    Title: President

                                    EXHIBIT I

                                 ADAM.COM, INC.

                             FORM OF PURCHASE NOTICE

         Reference is made to the Equity Purchase Agreement (the "EQUITY PURCHASE AGREEMENT") between ADAM.COM, INC. (the "COMPANY") and FUSION CAPITAL FUND II, LLC dated __________. In accordance with and pursuant to the Equity Purchase Agreement, the undersigned hereby elects to purchase shares of Common Stock, par value $____ per share (the "COMMON STOCK"), of the Company for the Available Amount indicated below of as of the date specified below.

         Purchase Date: __________________________________________________

         Remaining Available Amount
         PRIOR TO this purchase: _________________________________________

         Available Amount to be purchased: _______________________________

         Remaining Available Amount
         AFTER this purchase: ____________________________________________

Please confirm the following information:

         Purchase Price per share: _______________________________________

          / / Fixed Purchase Price of $_____
          / / Low Sale Price on Date Hereof
          / / Average of 2/10 Closing Bid Prices for _________($_____) and
              __________($_____)

         Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock in the following name and to the following address:

         Issue to: _______________________________________________________

                   _______________________________________________________

                   _______________________________________________________

         Authorized Signature: ___________________________________________

                                                 Name: ___________________

                                                 Title: __________________

                                                 Phone #: ________________

         Broker DTC Participant Code:            ________________
         Account Number *:                       ________________

         *NOTE THAT RECEIVING BROKER MUST INITIATE TRANSACTION ON DWAC SYSTEM.

                                   EXHIBIT II

                                 ADAM.COM, INC.

                 FORM OF COMPANY CONFIRMATION OF PURCHASE NOTICE

         Reference is made to the Equity Purchase Agreement (the "EQUITY PURCHASE AGREEMENT") between ADAM.COM, INC. (the "COMPANY") and FUSION CAPITAL FUND II, LLC dated __________. In accordance with and pursuant to the Equity Purchase Agreement, the undersigned hereby confirms and authorizes the issuance of shares of Common Stock, par value $___ per share (the "COMMON STOCK") of the Company, in connection with the Purchase Notice (as defined in the Equity Purchase Agreement) attached hereto. Specifically, the Company hereby confirms the following information:

         Purchase Date: ______________________________________

         Remaining Available Amount
         PRIOR TO this purchase: _____________________________

         Available Amount to be purchased: ___________________

         Remaining Available Amount
         AFTER this purchase: ________________________________

         Purchase Price per share: ___________________________

         Number of shares of Common
         Stock to be issued: _________________________________

The shares of Common Stock shall be issued in the name and to the address as set forth in the applicable Purchase Notice.

         Authorized Signature _______________________________

                              Name: _________________________

                              Title: ________________________

                              Phone #: ______________________

                              Fax #: ________________________


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